Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-1) of Bionano Genomics, Inc. of our report dated May 11, 2018 (July 16, 2018 as to the effects of the reverse stock split and August 15, 2018 as to the effects of the second reverse stock split, both described in Note 12), relating to the consolidated financial statements of Bionano Genomics, Inc. included in its Registration Statement (Form S-1 No. 333-225970), as amended.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

August 21, 2018